                                                               EXHIBIT 99.(a)(3)

                  ST. JOHN KNITS INTERNATIONAL, INCORPORATED
                 15 1/4% EXCHANGEABLE PREFERRED STOCK DUE 2010
                          CERTIFICATE OF DESIGNATIONS

                                ---------------

                            Pursuant to Section 151
            of the General Corporation Law of the State of Delaware

                                ---------------

          St. John Knits International, Incorporated (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated as of July 7, 1999 adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

     1.   Certain Definitions.  Unless the context otherwise requires, the terms
          -------------------
defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Equity Interests (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to this definition. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Applicable Day Count Fraction" means, with respect to any Dividend Period or portion thereof, the number of days in such Dividend Period or portion divided by 360.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary (other than directors' qualifying shares, to the extent mandated by applicable law); or (ii) any property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) the creation of any lien, charge or encumbrance; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any transaction consummated in compliance with Section 12 hereof; (d) any transfers of properties and assets between Restricted Subsidiaries or the Company and a Restricted Subsidiary; (e) the sale of Cash Equivalents in the ordinary course of business; (f) a disposition of inventory in the ordinary course of business; (g) the sale or other disposition of assets owned by Amen Wardy Home Stores, LLC; and (h) the sale of accounts receivable, or participation therein, in connection with any Qualified Receivables Transactions.

     "Attributable Indebtedness" in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction (including any period for which such lease has been extended).

     "Board of Directors" means the board of directors of the Company.

     "Business Day" means any day except a Saturday, Sunday or other day in the City of New York on which banks are authorized or ordered to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be properly capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
(a) through (e) of this definition.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of greater than 35% of the total voting power of the then outstanding Voting Equity Interests of the Company and such Person beneficially owns a greater percentage of the total voting power of the then outstanding Voting Equity Interests of the Company than the Permitted Holders;
(ii) the Company or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes (other than by way of merger or consolidation) of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Wholly Owned Restricted Subsidiary); (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     "Change of Control Date" has the meaning set forth in Section 11 hereof.

     "Common Stock" means the Common Stock, $.01 par value, of the Company and any other class of common stock issued by the Company from time to time.

     "Company" means St. John Knits International, Incorporated, a Delaware corporation.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Financial Advisor as having a maturity comparable to the remaining term of the Exchangeable Preferred Stock that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of securities similar to, and with a comparable maturity to the remaining term of, the Exchangeable Preferred Stock.

     "Comparable Treasury Price" shall be determined by an Independent Financial Advisor and means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Financial Advisor obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; provided, however, that (1) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit or a line of a business or which constitutes replacement assets, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect to (x) such Investment or acquisition of assets (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (y) net expense and cost reductions attributable to the assets acquired which, in the good faith estimate of management, will be eliminated or realized, as the case may be, as a result of such asset acquisition and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP, except as provided in clause (3)(y). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Fixed Charges of the Company attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

     "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; (iii) Consolidated Non-cash Charges for such period; (iv) step-ups in inventory valuation as a result of purchase accounting in connection with the acquisition of assets or Equity Interests; (v) costs not reimbursable by the Company's or any Subsidiary's insurance incurred in connection with any litigation and other legal proceedings to which the Company or such Subsidiary is currently a party (other than in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC), provided that such costs included in this clause (v) shall not exceed $1.0 million for all periods; (vi) cash charges not to exceed $1.0 million in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC, the acquisition of the remaining 49% interest in Amen Wardy Home Stores, LLC and the closure of certain Amen Wardy stores and related costs; and (vii) expenses related to the Transactions; less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Equity Interest of the Company and its Restricted Subsidiaries (other than dividends paid solely in Qualified Equity Interests and other than unpaid dividends on the Exchangeable Preferred Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Hedging Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and all accrued interest and (f) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by the Company or any Restricted Subsidiary and (ii) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, as determined for the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of dividends paid solely in Qualified Equity Interests and before any reduction in respect of unpaid dividends on the Exchangeable Preferred Stock; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income
(loss) of any Person if such Person is not a Restricted Subsidiary, except (A) to the extent of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, (B) with respect to foreign joint ventures, to the extent that cash is available for distribution (without restriction and not committed for other purposes) during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, but is not distributed due to adverse tax or other business reasons, such cash shall be included and (C) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income
(loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any asset of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business; (v) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; (vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; (viii) gains and losses resulting from foreign currency transaction adjustments; (ix) gains and losses on assets that are marked to market; (x) any costs and expenses related to the Transactions incurred on or immediately after the Issue Date, including the settlement of all outstanding options; and (xi) non-cash expenses resulting from the grant of Equity Interests and other compensation to management personnel of the Company and its Subsidiaries pursuant to a written plan or agreement or the treatment of options under variable plan accounting.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period the sum of (i) depreciation, (ii) amortization and (iii) all non-cash extraordinary charges and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (iii) only, such charges which require an accrual of or a reserve for cash charges for any future period) including, without limitation, non-cash charges in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC, the acquisition of the remaining 49% interest in Amen Wardy Home Stores, LLC and the closure of certain Amen Wardy stores and related costs.

     "Credit Facility" means the Credit Agreement, dated as of the Issue Date, among the Company, the lenders named therein, and The Chase Manhattan Bank, as Administrative Agent, and any and all guarantee agreements, security agreements and other agreements and instruments relating thereto, in each case as the same may be amended, modified, supplemented or replaced from time to time, and including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor (including any restatements thereof and any increases in the amount of the commitments or Indebtedness thereunder), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

     "Designation" has the meaning set forth in Section 14 hereof.

     "Designation Amount" has the meaning set forth  in Section 14 hereof.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the Mandatory Redemption Date or the date on which no Exchangeable Preferred Stock remains outstanding.

     "Dividend Payment Date" means January 1 and July 1 of each year.

     "Dividend Period" means the applicable period from (and including) the Issue Date to (but excluding) the first Dividend Payment Date or from (and including) a Dividend Payment Date to (but excluding) the next subsequent Dividend Payment Date.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Exchange Date" means the date on which the shares of Exchangeable Preferred Stock are exchanged for the Exchange Debentures by the Company.

     "Exchange Debentures" means the Company's 15 1/4% Subordinated Exchange Debentures Due 2010, for which the Exchangeable Preferred Stock may be exchanged in accordance with Section 8 hereof.

     "Exchange Indenture" means the Exchange Indenture between the Company and the Exchange Trustee, governing the Company's 15 1/4% Subordinated Exchange Debentures Due 2010, which will have terms consistent with this Certificate of Designations.

     "Exchange Trustee" means the trustee under the Exchange Indenture.

     "Exchangeable Preferred Stock" shall mean the 15 1/4% Exchangeable Preferred Stock due 2010, par value $.01 per share, of the Company.

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

     "GAAP" means generally accepted accounting principles in effect in the United States on the date hereof and which are consistently applied for all applicable periods.

     "Gray Common Stock" means Common Stock of the Company owned by Robert E. Gray, Marie Gray or Kelly A. Gray.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

     "Guarantor" means any guarantor under the Indenture.

     "Hedging Agreement" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

     "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

     "Holder" means a holder of shares of Exchangeable Preferred Stock.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under Hedging Agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness
(a) shall never be calculated taking into account any cash and cash equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary.

     "Indenture" means the Indenture, dated July 7, 1999, by and among the Company, the Guarantors and The Bank of New York as Trustee, governing the Company's 12 1/2% Senior Subordinated Notes due 2009, as the same may be amended, modified, supplemented or replaced from time to time.

     "Independent Financial Advisor" means a nationally recognized accounting, appraisal, investment banking firm or consultant which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person; provided that (i) endorsements of negotiable instruments and documents in the ordinary course of business and (ii) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting exclusively of Equity Interests (other than Disqualified Equity Interests) of the Company shall in each case not be deemed to be an Investment. For purposes of Section 12 hereof,
(i) "Investment" shall include the applicable Designation Amount at the time of the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition.

     "Issue Date" means July 7, 1999.

     "Junior Securities" has the meaning set forth in Section 3 hereof.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Liquidation Preference" means $100 per share, plus an amount in cash equal to all accrued and unpaid dividends (including an amount equal to the dividends accruing from the last Dividend Payment Date to the date such Liquidation Preference is being determined). The Liquidation Preference of a share of Exchangeable Preferred Stock will increase on a daily basis as dividends accrue on such share and will decrease only to the extent such dividends are actually paid, all as provided in Section 4 hereof.

     "Mandatory Redemption Date" means July 1, 2010.

     "Notes" means the Company's 12 1/2% Senior Subordinated Notes due 2009 issued pursuant to the Indenture, and any refinancing or refunding thereof.

     "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnification obligations, reimbursement obligations, obligations to provide cash collateral, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at his address appearing in the records of the Company on the date of the Offer offering to purchase up to the aggregate Liquidation Preference of Exchangeable Preferred Stock specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Certificate of Designations if so required). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 business days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Exchangeable Preferred Stock to occur no later than five business days after the Expiration Date. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Offer to Purchase. The Offer shall also state: (1) the section of this Certificate of Designations pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate Liquidation Preference of the outstanding Exchangeable Preferred Stock offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of this Certificate of Designations requiring the Offer to Purchase) (the "Purchase Amount"); (4) the purchase price to be paid by the Company for each share of Exchangeable Preferred Stock accepted for payment (as specified pursuant to this Certificate of Designations) (the "Purchase Price"); (5) that the

Holder may tender all or any portion of the Exchangeable Preferred Stock registered in the name of such Holder; (6) the place or places where the Exchangeable Preferred Stock is to be surrendered for tender pursuant to the Offer to Purchase; (7) that dividends on Exchangeable Preferred Stock not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each share of Exchangeable Preferred Stock being accepted for payment pursuant to the Offer to Purchase and that dividends thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of its Exchangeable Preferred Stock pursuant to the Offer to Purchase will be required to surrender such Exchangeable Preferred Stock at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Exchangeable Preferred Stock being, if the Company so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that
(a) if Exchangeable Preferred Stock in an aggregate Liquidation Preference less than or equal to the Purchase Amount is duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Exchangeable Preferred Stock and (b) if Exchangeable Preferred Stock in an aggregate Liquidation Preference in excess of the Purchase Amount is tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Exchangeable Preferred Stock having an aggregate Liquidation Preference equal to the Purchase Amount on a pro rata basis; and (11) if shares of Exchangeable Preferred Stock are in certificated form, and in the case of any Holder whose Exchangeable Preferred Stock is purchased only in part, the Company shall execute and deliver to the Holder of such Exchangeable Preferred Stock without service charge, Exchangeable Preferred Stock, of any authorized denomination as requested by such Holder, in an aggregate Liquidation Preference equal to and in exchange for the unpurchased portion of the Exchangeable Preferred Stock so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Officers' Certificate" means a certificate signed by (i) the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President of the Company and (ii) the Chief Financial Officer or the Secretary of the Company, which certificate shall comply with the Indenture.

     "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company or Vestar.

     "Parity Securities" has the meaning set forth in Section 3 hereof.

     "Permitted Business" means the business of the Company and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related thereto, including businesses whose principal strategy is to capitalize on the image of the Company and its products.

     "Permitted Holder" means Vestar and its Affiliates.

     "Permitted Indebtedness" has the meaning set forth in the second paragraph of Section 13 hereof.

     "Permitted Investments" means (a) Cash and Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Hedging Obligations; (d) bonds, notes, debentures, stock or other securities received as a result of asset sales; (e) Investments in the Company and Investments in a Restricted Subsidiary or a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or another Restricted Subsidiary or that transfers or conveys all or substantially all its assets to the Company or a Restricted Subsidiary; (f) Investments existing as of the Issue Date; (g) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee of Indebtedness otherwise permitted by the Indenture; (h) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (j) Investments in joint ventures in an aggregate amount not to exceed $10.0 million; (k) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (l) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; and (m) Investments by the Company or a Restricted Subsidiary in St. John Company, Ltd. for the purpose of purchasing minority interests therein in an aggregate amount not to exceed $1.5 million.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding with respect to such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Equity Interest", in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Public Equity Offering" means, with respect to the Company, an underwritten public offering of Qualified Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement of any property; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

     "Receivables Entity" means a Wholly Owned Restricted Subsidiary of the Company (other than a Guarantor) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of directors of the Company (as provided below) as a Receivables Entity:

          (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

               (a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

               (b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

               (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

     Any such designation by the board of directors of the Company shall be evidenced to the Trustee by a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company, as an Unrestricted Subsidiary pursuant to
Section 14 hereof. Any such designation may be revoked by a resolution of the Board of Directors of the Company, subject to the provisions of such covenant.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under or in respect of the Credit Facility; (b) all Hedging Obligations of the Company; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Exchange Debentures under the Exchange Indenture, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by the Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company; and (i) Indebtedness of the Company to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.

     "Stockholders' Agreement" means the Stockholders' Agreement among St. John Knits, Inc., the Company, Vestar/Gray Investors LLC, Vestar/SJK Investors LLC and the members of Vestar/Gray Investors LLC party thereto dated as of, and as in effect on, the Issue Date.

     "Subordinated Indebtedness" means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the Notes or such Guarantor's Guarantee, as the case may be.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, through one or more Persons by such Person, or
(b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Transactions" means the series of transactions whereby the Company was acquired by Vestar/Gray Investors LLC, including the financing of the acquisition.

     "Transfer Agent" means the transfer agent for the Exchangeable Preferred Stock, which initially shall be the Company unless and until a successor is selected by the Company.

     "Treasury Yield" shall be determined by an Independent Financial Advisor and shall mean, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to Section 14 hereof. Any such designation may be revoked by a resolution of the Board of Directors of the Company, subject to the provisions of such covenant.

     "Vestar" means Vestar Capital Partners III, L.P.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal or liquidation preference, as applicable, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount or liquidation preference, as applicable, of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company and/or one or more Wholly Owned Restricted Subsidiaries.

     2.   Designation.
          -----------

          There is hereby authorized 250,000 shares of 15 1/4% Exchangeable Preferred Stock Due 2010 (the "Exchangeable Preferred Stock"), par value $0.01 per share, with a liquidation preference of $100 per share on the terms and with the provisions set forth herein. All shares of Exchangeable Preferred Stock shall be identical with each other in all respects.

     3.   Ranking.
          -------

          The Exchangeable Preferred Stock will, with respect to the dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Stock and each other class of Capital Stock or series of preferred stock issued by the Company established after the Issue Date by the Board of Directors of the Company which does not expressly provide that it ranks senior to or on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to with the Common Stock of the Company as "Junior Securities"); (ii) on a parity with each other class of Capital Stock or series of preferred stock issued by the Company established after the Issue Date by the Board of Directors of the Company, which expressly provides that such series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Securities"); and (iii) junior to each other class of Capital Stock or series of Exchangeable Preferred Stock issued by the Company established after the Issue Date by the Board of Directors of the Company the terms of which specifically provide that such series will rank senior to the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Senior Securities"). The Exchangeable Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities.

     4.   Dividends.
          ---------

          (a) The Holders of the Exchangeable Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative cash dividends from the date of issuance of the Exchangeable Preferred Stock accruing at the rate per share of 15 1/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year (each, a "Dividend Payment Date"), or if any such date is not a Business Day, on the next succeeding Business Day, commencing on January 1, 2000, to the Holders of record as of the preceding December 15 and June 15 (each, a "Record Date"). If dividends accrued by any Dividend Payment Date are not paid in full on such Dividend Payment Date, each Holder shall be entitled to receive, out of funds of the Company legally available therefor, additional cumulative cash dividend payments for each succeeding Dividend Period or portion thereof during which such accrued but unpaid dividends shall remain unpaid, in an amount determined by multiplying (A) .1525 times (B) the amount of such accrued but unpaid dividends times (C) the Applicable Day Count Fraction for such Dividend Period or portion.

          (b) Dividends payable on the Exchangeable Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. On any scheduled Dividend Payment Date, the Company may, at its option, but subject to certain conditions, exchange all but not less than all of the shares of Exchangeable Preferred Stock for the Exchange Debentures. Dividends on the Exchangeable Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

     5.   Voting Rights.
          -------------

          Holders of record of the Exchangeable Preferred Stock will have no voting rights, except as required by law.

     6.   Right of Appointment.
          --------------------

          Upon (i) the failure by the Company or any of its Restricted Subsidiaries to comply with any mandatory redemption obligation with respect to the Exchangeable Preferred Stock; and (ii) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other covenants or agreements set forth in this Certificate of Designations and the continuance of such failure for 60 consecutive days or more (each of the events described in clauses (i) and (ii) being referred to as an "Appointment Event"), then the number of members of the Company's Board of Directors will be immediately and automatically increased by one, and the Holders of a majority of the outstanding aggregate Liquidation Preference of Exchangeable Preferred Stock, voting as a separate class, will be entitled to elect one member to the Board of Directors of the Company. Voting rights arising as a result of an Appointment Event will continue until such time as all Appointment Events have been cured or waived. An Appointment Event shall constitute a violation hereunder.

     7.   Amendment, Supplement and Waiver.
          --------------------------------

          Except as provided in the next two succeeding paragraphs, this Certificate of Designations or the Exchangeable Preferred Stock may be amended or supplemented with the consent of the Holders of at least a majority in aggregate Liquidation Preference of the Exchangeable Preferred Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchangeable Preferred Stock), and any existing default or compliance with any provision of this Certificate of Designations or the Exchangeable Preferred Stock may be waived with the consent of the Holders of a majority in aggregate Liquidation Preference of the then outstanding Exchangeable Preferred Stock (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchangeable Preferred Stock).

          Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchangeable Preferred Stock held by a non-consenting Holder): (i) alter the voting rights with respect to the Exchangeable Preferred Stock or reduce the number of shares of Exchangeable Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any Exchangeable Preferred Stock or alter the provisions with respect to the redemption of the Exchangeable Preferred Stock (other than the provisions of Section 11 hereof), (iii) reduce the rate of or change the time for payment of dividends on any Exchangeable Preferred Stock, (iv) make any Exchangeable Preferred Stock payable in any form other than that stated in this Certificate of Designations, (v) waive a redemption payment with respect to any Exchangeable Preferred Stock (other than a payment required by Section 11 hereof) or (vi) make any change in the foregoing amendment and waiver provisions.

          Notwithstanding the foregoing, without the consent of any Holder of Exchangeable Preferred Stock, the Company may (to the extent permitted by Delaware law) amend or supplement this Certificate of Designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchangeable Preferred Stock in addition to or in place of certificated Exchangeable Preferred Stock or to make any change that would provide any additional rights or benefits to the Holders of Exchangeable Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designations of any such Holder.

     8.   Exchange.
          --------

          The Company may, at its option on any Dividend Payment Date, exchange all but not less than all of the shares of then outstanding Exchangeable Preferred Stock for Exchange Debentures in a principal amount equal to the Liquidation Preference of the Exchangeable Preferred Stock; provided that (i) such exchange would be permitted under the terms of the Indenture, the Credit Facility and other contractual arrangements of the Company and, immediately after giving effect to such exchange, no default or event of default would exist under the Exchange Indenture, the Credit Facility, the Indenture or any other material instrument governing Indebtedness outstanding at the time; (ii) the Exchange Indenture has been qualified under the Trust Indenture Act if such qualification is required at the time of exchange; and (iii) the Company shall have delivered a written opinion to the Exchange Trustee to the effect that all conditions to be satisfied prior to such exchange have been satisfied. If issued, the Exchange Debentures will be subordinated to the Notes to the same extent as the Notes are subordinated to the Credit Facility.

          Upon any exchange pursuant to the preceding paragraph, holders of outstanding Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate Liquidation Preference. The Exchange Debentures will be issued in registered form, without coupons. The Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each Holder of Exchangeable Preferred Stock will receive interests representing the entire amount of Exchange Debentures to which such Holder's shares of Exchangeable Preferred Stock entitle such Holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture having a principal amount less than $1,000. Notice of the intention to exchange shall be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each Holder of record of Exchangeable Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Exchangeable Preferred Stock may be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the place or places where certificates for such stock are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the Exchangeable Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Debentures have been duly executed and authenticated and an amount in cash or additional Exchangeable Preferred Stock (as applicable) equal to all accrued and unpaid dividends, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the Exchangeable Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as other authorized but unissued preferred stock, but not as Exchangeable Preferred Stock, and all rights of the Holders thereof as stockholders of the Company will cease, except the right of the Holders to receive upon surrender of their certificates the Exchange Debentures and all accrued and unpaid dividends, if any, thereon to the Exchange Date.

          A Holder may transfer or exchange Exchangeable Preferred Stock in accordance with this Certificate of Designations if the requirements of the Transfer Agent for such transfer or exchange are met. The Transfer Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by this Certificate of Designations.

     9.  Redemption.
         ----------

     Mandatory Redemption.

          On July 1, 2010 (the "Mandatory Redemption Date"), the Company shall be required to redeem, from any source of funds legally available therefor, all outstanding Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference thereof. The Company shall not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Company shall take all actions required or permitted under Delaware law to permit such redemption.

     Optional Redemption.

          Except as provided in the next two succeeding paragraphs, the Exchangeable Preferred Stock may not be redeemed at the option of the Company prior to July 1, 2004. The Exchangeable Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after July 1, 2004, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case upon not less than 30 nor more than 60 days= prior written notice, if redeemed during the 12-month period commencing on July 1 of each of the years set forth below:

          Year                           Redemption Rate
          ----                           ---------------
          2004........................       107.625%
          2005........................       105.719%
          2006........................       103.813%
          2007........................       101.906%
          2008 and thereafter.........       100.000%

          The Exchangeable Preferred Stock will also be redeemable in whole or in part, at the option of the Company at any time before July 1, 2004, at a redemption price equal to the greater of (i) 100% of the Liquidation Preference of the Exchangeable Preferred Stock and (ii) the present value of the Liquidation Preference at the Mandatory Redemption Date, discounted on a semi-annual basis at the Treasury Yield plus 15 basis points, all as determined by an Independent Financial Advisor.

          In addition, at any time and from time to time on or prior to July 1, 2002, the Company may redeem in the aggregate up to 35% of the originally issued Liquidation Preference of the Exchangeable Preferred Stock with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price in cash equal to 115.25% of the Liquidation

Preference thereof; provided, however, that at least 65% of the originally issued aggregate Liquidation Preference of the Exchangeable Preferred Stock must remain outstanding immediately after giving effect to each such redemption (excluding any Exchangeable Preferred Stock held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company.

     General Redemption Provisions

          Subject to the provisions of this Section 9 and Section 11 hereof, the following provisions shall apply to the redemption or repurchase of shares of Exchangeable Preferred Stock.

          (a) Selection of Shares to Be Redeemed.

          If less than all of the shares of Exchangeable Preferred Stock are to be redeemed or purchased in an offer to purchase at any time, the Company shall select the shares of Exchangeable Preferred Stock to be redeemed or purchased among the Holders of the shares of Exchangeable Preferred Stock in compliance with the requirements of the principal national securities exchange, if any, on which the shares of Exchangeable Preferred Stock are listed or, if the shares of Exchangeable Preferred Stock are not so listed, on a pro rata basis, by lot or in accordance with any other method the Company considers fair and appropriate; provided that no shares shall be redeemed in part. In the event of partial redemption by lot, the particular shares of Exchangeable Preferred Stock to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Company from the outstanding shares of Exchangeable Preferred Stock not previously called for redemption.

          At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose shares of Exchangeable Preferred Stock are to be redeemed at its registered address. The notice shall identify the shares of Exchangeable Preferred Stock to be redeemed and shall state: (i) the redemption date; (ii) the redemption price; (iii) the name and address of the Paying Agent;
(iv) that shares of Exchangeable Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the redemption price; (v) that, unless the Company defaults in making such redemption payment, dividend payments on shares of Exchangeable Preferred Stock called for redemption cease to accrue on and after the redemption date; (vi) the section of this Certificate of Designations pursuant to which the shares of Exchangeable Preferred Stock called for redemption are being redeemed; and (vii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the shares of Exchangeable Preferred Stock.

          (b)  Effect of Notice of Redemption.

          Once notice of redemption is mailed in accordance with this Section 9, shares of Exchangeable Preferred Stock called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

          (c)  Deposit of Redemption Price.

          On the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accumulated dividends on all shares of Exchangeable Preferred Stock to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accumulated dividend payments on, all shares of Exchangeable Preferred Stock to be redeemed.

          If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, dividend payments shall cease to accrue on the shares of Exchangeable Preferred Stock. If a share of Exchangeable Preferred Stock is redeemed on or after a payment Record Date but on or prior to the related Dividend Payment Date, then any accumulated and unpaid dividends shall be paid to the Person in whose name such share of Exchangeable Preferred Stock was registered at the close of business on such Record Date. If any shares of Exchangeable Preferred Stock called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, dividends shall be paid on the Liquidation Preference thereof, from the redemption date until such principal is paid, and to the extent lawful on any dividends not paid on such unpaid principal, in each case at the rate provided in this Certificate of Designations.

     10.  Liquidation Rights.
          ------------------

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's Capital Stock (a "reduction or decrease in Capital Stock"), each Holder of the Exchangeable Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Exchangeable Preferred Stock held by such Holder to the date fixed for liquidation, dissolution, winding up or reduction or decrease in Capital Stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference to which Holders of Exchangeable Preferred Stock are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in Capital Stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in Capital Stock.

     11.  Change of Control.
          -----------------

          Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of such occurrence in the manner prescribed by this Certificate of Designations and shall, within 45 days after the Change of Control Date, make an Offer to Purchase all Exchangeable Preferred Stock then outstanding at a purchase price in cash equal to 101% of the aggregate Liquidation Preference thereof to the Purchase Date (subject to the right of Holders of record on the relevant Record Date to receive dividends due on the relevant Dividend Payment
Date).

          The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to an Offer to Purchase made by the Company and purchases all Exchangeable Preferred Stock validly tendered and not withdrawn under such Offer to Purchase.

          If the Company makes an Offer to Purchase, the Company shall comply with all applicable securities laws and regulations, and any violation of the provisions of this Certificate of Designations relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a violation or an event that, with the passing of time or giving of notice, or both, would constitute a violation, of this Certificate of Designations.

     12.  Restricted Payments.
          -------------------

          The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or any other distribution on any Parity Securities or Junior Securities of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Parity Securities or Junior Securities of the Company (other than
     (A) any dividends, distributions and payments made to any Restricted Subsidiary, (B) dividends and distributions payable to any Person solely in Parity Securities or Junior Securities of the Company that are Qualified Equity Interests, or (C) dividends and distributions payable to any Person solely in options, warrants or other rights to purchase Parity Securities or Junior Securities of the Company that are Qualified Equity Interests);

          (ii) purchase, redeem or otherwise acquire or retire for value any Parity Securities or Junior Securities of the Company (other than any such Parity Securities or Junior Securities owned by any Restricted Subsidiary); or

          (iii) make any Investment in any Person (other than Permitted Investments)

(any such payment or any other action (other than any exception thereto) described in (i), (ii), or (iii) each, a "Restricted Payment"), unless

          (a) no Appointment Event shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 13 hereof; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) without duplication of any amounts included in clause (1) above, in the case of the disposition or repayment of, or the receipt by the Company or any Restricted Subsidiary of any dividends or distributions from, any Investment constituting a Restricted Payment made after the Issue Date (including by way of a Revocation), an amount equal, in the aggregate, to the lesser of the amount of such Investment, other than pursuant to a Revocation, in which case such amount will be the lesser of the Fair Market Value of such Investment at the date of Revocation, and the amount received by the Company or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution or Revocation.

          The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of this Certificate of Designations provided, however, that the payment of the $0.025 per share dividend on St. John common stock declared on June 8, 1999 and payable on July 22, 1999 shall not constitute a Restricted Payment; (ii) the purchase, redemption, retirement, defeasance or other acquisition of Parity Securities or Junior Securities, or any other payment thereon, made in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Parity Securities or Junior Securities, as the case may be, that are Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for

Parity Securities or Junior Securities are excluded from clauses (c)(2) and
(c)(3) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Exchangeable Preferred Stock pursuant to "Redemption--Optional Redemption" in Section 9 hereof; (iii) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of Parity Securities or Junior Securities at a purchase price not greater than 101% of the Liquidation Preference of such Parity Securities or Junior Securities in the event of a Change of Control pursuant to a provision similar to the Change of Control provisions in Section 11 above; provided, however, that prior to any such repurchase, the Company has made an Offer to Purchase as provided in Section 11 above with respect to the Exchangeable Preferred Stock and has redeemed all Exchangeable Preferred Stock validly tendered in connection with such Offer to Purchase; (iv) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Company held by any existing or former employees or management of the Company or any Restricted Subsidiary of the Company (other than Robert Gray, Marie Gray and Kelly Gray) or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $500,000 in the aggregate during any calendar year; provided, further, that any amounts not used for redemptions or repurchases pursuant to this clause (iv) may be used in any subsequent calendar year; (v) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof; (vi) the defeasance, redemption or repurchase of any Disqualified Equity Interest of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or a Subsidiary of the Company) of Disqualified Equity Interests of the Company or such Restricted Subsidiary, respectively; provided that: (A) the aggregate liquidation preference of such Disqualified Equity Interest does not exceed the aggregate liquidation preference of the Disqualified Equity Interest so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (B) such Disqualified Equity Interest has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Exchangeable Preferred Stock; and (C) such Disqualified Equity Interest is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Disqualified Equity Interest being extended, refinanced, renewed, replaced, defeased or refunded; (vii) the defeasance, redemption or repurchase of any Preferred Equity Interest or Disqualified Equity Interest issued in connection with the acquisition of assets or a Permitted Business, provided, that the aggregate amount of such defeasance, redemption or repurchase payments shall not exceed at any time $15.0 million;
(viii) the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis; (ix) the performance by the Company of its obligations under the Stockholders= Agreement to (A) purchase Gray Common Stock, (B) make cash payments to Robert Gray, Marie Gray or Kelly Gray on Preferred Equity Interests of the Company that are Qualified Equity Interests and (C) to purchase, redeem or otherwise acquire or retire for value Preferred Equity Interests of the Company that are Qualified Equity Interests that are owned by Robert Gray, Marie Gray or Kelly Gray; (x) Restricted Payments in an amount not to exceed $20.0 million; and (xi) Restricted Payments made on the Issue Date in connection with the Transactions; provided, however, that in the case of each of clauses (iii), (iv), (vii) and (viii) no Appointment Event shall have occurred and be continuing or would arise therefrom.

          In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (iv), (vii) and (ix) of the immediately preceding paragraph shall be included as Restricted Payments. Amounts paid pursuant to clause (i) of the immediately preceding paragraph shall be included, when paid, as Restricted Payments only to the extent not already included as Restricted Payments upon declaration. Amounts expended pursuant to all other clauses of the immediately preceding paragraph shall not be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

     13.  Limitation on Indebtedness.
          --------------------------

          The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be at least 1.75 to 1.0.

          The foregoing limitations will not apply to the Incurrence by the Company or any Restricted Subsidiary of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (a) Indebtedness under the Indenture, other Indebtedness outstanding on the Issue Date and the Exchange Debentures;

          (b) Indebtedness of the Company and any Restricted Subsidiary Incurred pursuant to the Credit Facility if at the time of and immediately after giving effect thereto, the aggregate consolidated Indebtedness Incurred under the Credit Facility would not exceed $215.0 million at any one time outstanding; provided, however, that such $215.0 million shall be reduced by the sum of (i) the amount of any repayments or prepayments of Indebtedness (that are accompanied by a corresponding permanent commitment reduction) under the Credit Facility and (ii) the outstanding principal amount of Indebtedness and preferred stock of a Receivables Entity (excluding the net proceeds of such Indebtedness and preferred stock that are applied to the repayment or prepayment of Indebtedness described in clause (i));

          (c) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and other Indebtedness of the Company owed to and held by any Restricted Subsidiary; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (c) to a Person (other than the Company or a Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of any Restricted

     Subsidiary or which holds Indebtedness of the Company or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary and (iii) the designation of a Restricted Subsidiary which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

          (d) the Guarantees and guarantees by any Restricted Subsidiary of Indebtedness of the Company;

          (e) Hedging Obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculative purposes;

          (f) Purchase Money Indebtedness (and refinancings thereof) and Capitalized Lease Obligations (and refinancings thereof) which do not exceed $15.0 million in the aggregate at any one time outstanding;

          (g) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this covenant or clause (a) of this paragraph of this covenant; provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iii) Indebtedness that is pari passu with the Exchange Debentures may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness and (iv) Indebtedness of the Company may only be refinanced by Indebtedness of the Company and Indebtedness of a Restricted Subsidiary may only be refinanced by Indebtedness of such Restricted Subsidiary or by the Company;

          (h) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

          (i) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

          (k) Indebtedness representing deferred compensation to employees of the Company and its Subsidiaries in an aggregate amount not to exceed $5.0 million at any one time outstanding;

          (l) Indebtedness of a Receivables Entity that is non-recourse to the Company or any other Restricted Subsidiary of the Company Incurred in connection with a Qualified Receivables Transaction, provided that the proceeds of such Indebtedness are used to reduce Indebtedness under the Credit Facility; and

          (m) in addition to the items referred to in clauses (a) through (l) above, Indebtedness of the Company (including any Indebtedness under the Credit Facility that utilizes this subparagraph (m)) having an aggregate principal amount not to exceed $45.0 million at any one time outstanding.

          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 13:

          (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; and

          (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

          Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant provided, in each such case, that the amount thereof is included in the Consolidated Fixed Charges of such Person.

     14.  Designation of Unrestricted Subsidiaries.
          ----------------------------------------

          The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under this Certificate of Designations (a "Designation") only if:

          (i) no Appointment Event shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 13 hereof; and

          (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of
     Section 12 hereof in an amount (the "Designation Amount") equal to the Fair Market Value of the net assets of such Subsidiary on such date.

          In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 12 hereof for all purposes of this Certificate of Designations in the Designation Amount.

          The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

          (i) no Appointment Event shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Certificate of Designations.

          All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company.

     15.  Payment.
          -------

          (a) All amounts payable in cash with respect to the Exchangeable Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of dividends (if any) may be made by check mailed to the Holders of the Exchangeable Preferred Stock at their respective addresses set forth in the register of Holders of Exchangeable Preferred Stock maintained by the Transfer Agent, provided that all cash payments with respect to the Global Certificates (as defined below) and shares of Exchangeable Preferred Stock the Holders of which have given wire transfer instructions to the Company shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

          (b) Any payment on the Exchangeable Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

          (c) The Company will initially act as the paying agent (the "Paying Agent"). The Company may at any time appoint additional or other Paying Agents; provided that until the

Exchangeable Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference on the Exchangeable Preferred Stock have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designations, the Company shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Exchangeable Preferred Stock for payment and exchange.

          (d) Dividends payable on the Exchangeable Preferred Stock on any redemption date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

          (e) All moneys and shares of Exchangeable Preferred Stock deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference on any shares of Exchangeable Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holder of such shares of Exchangeable Preferred Stock shall thereafter look only to the Company for payment thereof.

     16.  Exclusion of Other Rights.
          -------------------------

          Except as may otherwise be required by law, the shares of Exchangeable Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Exchangeable Preferred Stock shall have no preemptive or subscription rights.

     17.  Remedies for Breach of Covenants.
          --------------------------------

          The sole remedy to Holders in the event of a breach of any of the covenants herein, including Section 9 hereof, will be the appointment rights arising from Section 6 hereof and such breach by the Company will not cause any action taken by the Company to be invalid or unauthorized under its charter documents.

     18.  Headings of Subdivisions.
          ------------------------

          The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     19.  Form of Exchangeable Preferred Stock.
          ------------------------------------

          (a) The Exchangeable Preferred Stock may be issued in the form of Certificated Securities (as defined) or in the form of one or more Global Certificates (the "Global Certificates"). The Global Certificates shall be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to as the "Global Certificate Holder").

          (b) So long as the Global Certificate Holder is the registered owner of any Exchangeable Preferred Stock, the Global Certificate Holder will be considered the sole Holder under this Certificate of Designations of the shares of Exchangeable Preferred Stock evidenced by the Global Certificate. Beneficial owners of shares of Exchangeable Preferred Stock evidenced by the Global Certificate shall not be considered the owners or Holders thereof under this Certificate of Designations for any purpose.

          (c) Payments in respect of the Liquidation Preference on any Exchangeable Preferred Stock registered in the name of the Global Certificate Holder on the applicable Record Date shall be payable by the Company to or at the direction of the Global Certificate Holder in its capacity as the registered Holder under this Certificate of Designations. The Company may treat the persons in whose names Exchangeable Preferred Stock, including, without limitation, the Global Certificate, are registered as the owners thereof for the purpose of receiving such payments.

          (d) If (i) the Company notifies the Holders in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Holders in writing that it elects to cause the issuance of Exchangeable Preferred Stock in the form of registered definitive certificates ("Certificated Securities") under this Certificate of Designations, then, upon surrender by the Global Security Holder of its Global Certificate, Exchangeable Preferred Stock in such form will be issued to each person that the Global Certificate Holder and the Depositary identify as being the beneficial owner of the related Exchangeable Preferred Stock. Upon any such issuance, the Company shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

          (e) Each Global Certificate which has not been registered pursuant to an effective registration (including a shelf registration) statement shall bear a legend in substantially the following form:

               UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR A SECURITY IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. THE DEPOSITORY TRUST COMPANY SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF

               CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

          (f) All shares of Exchangeable Preferred Stock and the Exchange Debentures which have not been registered pursuant to an effective registration (including a shelf registration) statement shall bear a legend to the following effect, unless the Company determines otherwise in compliance with applicable law:

               THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER ("RULE 144A") OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES
               ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS

               OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

          IN WITNESS WHEREOF, St. John Knits International, Incorporated has caused this Certificate to be executed by Roger Ruppert, as Vice-President and Chief Financial Officer of the Company, this ____ day of July, 1999.

                                    ST. JOHN KNITS INTERNATIONAL,
                                      INCORPORATED



                                    By:________________________________________
                                       Name:  Roger Ruppert
                                       Title: Vice-President and Chief Financial
                                                 Officer